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                                                                    EXHIBIT 4.14

           AMENDMENT TO THE PUTNAM TRUST INCENTIVE STOCK OPTION PLAN
 ADOPTED AS OF THE EFFECTIVE DATE OF THE MERGER OF THE PUTNAM TRUST COMPANY OF
                     GREENWICH INTO THE PUTNAM TRUST COMPANY

          1. The first two sentences of Section 1 are amended to read as follows:

     The purpose of the Putnam Incentive Stock Option Plan of The Bank of New York Company, Inc. (the "Plan") is to provide key employees of proven ability with the incentive inherent in stock ownership and to increase their proprietary interest in the success of The Putnam Trust Company. It is believed that the Plan will aid in retaining and encouraging key employees, and also furnish means of attracting executive key employees of exceptional ability to The Putnam Trust Company.

          2.  The following sentence is added to Section 1.

"Any reference to the Bank in this Plan, except in Sections 4 and 13, shall be to The Bank of New York Company, Inc.

          3. Section 2 is amended to change any reference to the "Common Shares" or "shares" throughout the Plan to mean shares of the common stock, $7.50 par value, of The Bank of New York Company, Inc.

          4. Section 4 is amended by changing any reference to "Bank" to "The Putnam Trust Company."

          5. Section 5 is amended by changing any reference to the National Daily Quotation Service or NASDAQ to The New York Stock Exchange.

          6. Section 13 is amended by changing any reference to the "Bank" to "The Putnam Trust Company of Greenwich."